Exhibit 99.4

NEWS RELEASE

BIOLASE TO RAISE $10 MILLION FROM INSTITUTIONAL AND INDIVIDUAL

INVESTORS IN CONVERTIBLE PREFERRED PRIVATE PLACEMENT

IRVINE, Calif.—August 1, 2016—BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, announced today that investors including the Jack W. Schuler Living Trust, Oracle Partners, L.P. and Oracle Institutional Partners L.P., and certain BIOLASE directors and officers, have agreed to purchase $10 million of unregistered shares of the Company’s convertible preferred stock, and related warrants to purchase unregistered shares of the Company’s common stock, in a private placement transaction.

Under the terms of the private placement, BIOLASE has agreed to sell an aggregate of 88,494 shares of its convertible preferred stock at a per share price of $113.00, and each share of preferred stock will initially be convertible into 100 shares of BIOLASE common stock, reflecting a conversion price equal to $1.13 per share, which is the closing price of BIOLASE common stock quoted on NASDAQ on July 29, 2016. In addition, the investors will receive warrants to purchase up to an aggregate of 2,035,398 shares of BIOLASE common stock at an exercise price of $2.00 per share. The warrants become exercisable on February 8, 2017, six months after the closing of the private placement, and have a term of five years from the date of issuance.

The closing of the transaction is expected to occur on August 8, 2016, subject to customary closing conditions. The proceeds will be used for working capital, including but not limited to new product development, launch and subsequent scale-up, as well as general corporate purposes.

Following the closing, BIOLASE will be required to hold a meeting of its stockholders in order to, among other things, satisfy NASDAQ requirements with respect to the issuance of BIOLASE common stock upon conversion of the convertible preferred stock and exercise of the warrants. The conversion of the preferred stock will occur automatically upon receipt of such stockholder approval. In addition, BIOLASE agreed to use commercially reasonable efforts to file, within 30 days following receipt of the stockholder approval, a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the preferred stock and warrants.

Paul N. Clark, Chairman of the Board of Directors of BIOLASE, said, “We appreciate the enthusiastic interest and strong support of both existing and new investors at this very exciting time for BIOLASE, and we expect the proceeds raised to fuel the Company’s growth and innovation efforts.”

Harold C. Flynn, Jr., President and Chief Executive Officer of BIOLASE, said, “We are pleased that these investors, including our largest shareholders, have demonstrated through this investment their confidence in our strategic and operating plans and recognized BIOLASE’s progress toward our goals and objectives. There is still significant work to do to realize the full potential of our technologies and to make laser dentistry the standard of care. With this new funding, we believe we are well positioned to accelerate growth and achieve improved financial performance and positive cash flows.”

BIOLASE will be releasing its 2016 second quarter and six-month results this morning, August 1, 2016, before the market opens instead of after the close of the market as previously announced;

however, its conference call to discuss those results will still be held at 4:30 p.m. Eastern Time today. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Terms of the private placement can be found on a Form 8-K to be filed with the Securities and Exchange Commission today, August 1, 2016.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including digital x-rays and CAD/CAM scanners. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both the dentist and their patients. The Company’s proprietary laser products incorporate approximately 255 patented and 90 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 32,000 laser systems to date in over 90 countries around the world. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase® iPlus™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this press release that refer to BIOLASE’s expectations regarding the closing of the private placement, use of proceeds and other non-historical facts are forward-looking statements, as are any statements in this press release concerning BIOLASE’s strategic initiatives and growth prospects. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations regarding future events and speak only as of the date of this press release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, delays in satisfying or failure to satisfy closing conditions for the private placement, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual and quarterly reports filed with the Securities and Exchange Commission. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained in this press release.

DresnerAllenCaron

Rene Caron (Investors)

949-474-4300

rcaron@dresnerallencaron.com

or

Len Hall (Media)

949-474-4300

lhall@dresnerallencaron.com